Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Endeavour International Corporation:

We consent to the use of our reports dated March 7, 2012, except for Note 25, as to which date is March 18, 2013, with respect to the consolidated statements of income, stockholders’ equity, and cash flows of Endeavour International Corporation for the year ended December 31, 2011, incorporated herein by reference.

/s/  KPMG LLP

Houston, Texas
June 6, 2014